Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-148703 and 333-138884 on Form S-3 and Registration Statement No. 333-172381 on Form S-8 of Deerfield Capital Corp. of our report dated June 23, 2011 related to the consolidated financial statements of Commercial Industrial Finance Corp. as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adopted guidance issued by the Financial Accounting Standards Board related to variable interest entities) appearing in this Current Report on Form 8-K of CIFC Deerfield Corp.

/s/ Deloitte & Touche LLP

New York, New York

June 27, 2011